Exhibit 99.1

July 18, 2005

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $80.9 million ($4.05 basic earnings per share) for the second quarter of 2005, an increase of $11.2 million (16%), compared to net income of $69.7 million ($3.48 basic earnings per share) for the same period of 2004. The increase in net income is primarily attributable to a gain on sale of $30.3 million (after tax) relating to the securitization of $2.0 billion in student loans. An extraordinary gain of $5.5 million (after tax) relating to the extinguishment of one of the Company's securitization trusts in the second quarter of 2005 also contributed to the net income growth. These gains were partially offset by a $8.9 million (after tax) reduction in floor income, a securitization impairment charge of $8.7 million (after tax) and increased operating expenses of $6.7 million (after tax) for the quarter, compared to the same quarter of 2004.

During the twelve month period ending June 30, 2005, the Company's managed student loan portfolio grew by $4.5 billion (18%) to $29.5 billion. Included in this amount are the Company's owned student loan assets of $26.1 billion, which grew by $1.5 billion (6%) from June 30, 2004. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS loan disbursements and new CitiAssist Loan commitments totaling $534 million were up $61 million (13%) for the second quarter of 2005 compared to the same period of 2004. These second quarter 2005 disbursements were composed of FFELP Stafford and PLUS disbursements of $394 million, up $18 million (5%), and included new CitiAssist Loan commitments of $140 million, up $43 million (44%) compared to the same period last year. Secondary market and other loan procurement activities also added approximately $1,050 million of FFELP loans to the Company's student loan portfolio during the second quarter of 2005. This represents a $574 million (123%) increase above the second quarter of 2004. Approximately 90% of the second quarter 2005 secondary market and other loan procurement voulme was composed of FFELP Consolidation Loans.

The Company's total revenue of $163.3 million for the second quarter of 2005 was $19.7 million (14%) higher than total revenue of $143.6 million for the same period of 2004. Fee and other income increased $33.9 million, primarily due to the gain on securitization of $49.4 million (pretax), as described above, partially offset by a second quarter $14.2 million (pretax) securitization impairment charge. Net interest income of $129.1 million for the second quarter of 2005 was $12.5 million (9%) lower than for the same period of 2004. The net interest margin for the second quarter of 2005 was 1.92%, a decrease of 43 basis points from 2.35% for the same period of of 2004. The decrease in net interest income and margin was primarily attributable to a $14.5 million (pretax) decrease in floor income. Floor income may be further reduced in future quarters should short-term interest rates continue to rise. Floor income is a non-GAAP financial measure that is described in more detail in the Company's 2004 Annual Report and Form 10-K.

The Company's operating expense ratio (operating expenses as a percentage of average managed student loans) for the second quarter of 2005 was 0.56%, seven basis points higher than that of 2004. Total operating expenses of $40.3 million for the second quarter of 2005 were $11.0 million (37%) higher than that of the same period of 2004. The increase is reflective of expenses related to portfolio growth and other ongoing infrastructure investments, including higher amortization costs related to software upgrades.

The Company's provision for loan losses for the second quarter of 2005 was $4.8 million, $1.7 million higher than the provision for the same period of 2004. The increase is attributable to a third party servicer that recently lost its Exceptional Performer designation as well as increases in the size of the CitiAssist portfolio.

The Company's second quarter 2005 return on equity decreased to 26.8% from 27.5% in the second quarter of 2004.

For the six months ended June 30, 2005, the Company earned $147.0 million ($7.35 basic earnings per share), an increase of $4.5 million (3%) from $142.5 million ($7.13 basic earnings per share) for the same period of 2004. The imporvement is primarily attributable to the second quarter 2005 securitization gains, partially offset by a $15.8 million (after tax) reduction in floor income compared with the first six months of 2004 and $12.4 million (after tax) securitization impairment charges taken in the first six months of 2005.

The Company's Board of Directors declared a regular quarterly dividend on the Company's common stock of $1.08 per share. The dividend will be paid September 1, 2005 to shareholders of record on August 15, 2005.

The Student Loan Corporation is one of the nation's leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Anita Gupta	212-559-0297
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2005	2004	2004
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Student loans	$ 24,279,297	$ 22,958,295	$ 21,080,217
Less: allowance for loan losses	(4,665)	(5,046)	(5,546)
Student loans, net	24,274,632	22,953,249	21,074,671
Loans held for sale	1,825,673	1,930,300	3,497,031
Cash	523	628	1,294
Other assets	699,367	568,664	491,069

Total Assets	$ 26,800,195	$ 25,452,841	$ 25,064,065

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$ 11,761,400	$ 20,986,000	$ 14,938,600
Long-term borrowings	13,200,000	2,800,000	8,700,000
Deferred income taxes	243,566	186,082	152,911
Other liabilities	352,164	333,852	227,893

Total Liabilities	25,557,130	24,305,934	24,019,404

Common stock, $0.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	139,321	139,176	138,903
Retained earnings	1,103,544	999,702	893,272
Accumulated other changes in equity from
nonowner sources	-	7,829	12,286

Total Stockholders' Equity	1,243,065	1,146,907	1,044,661

Total Liabilities and Stockholders' Equity	$ 26,800,195	$ 25,452,841	$ 25,064,065

AVERAGE STUDENT LOANS	$ 26,349,996	$ 24,558,094	$ 23,955,319
(year-to-date)

AVERAGE MANAGED STUDENT LOANS	$ 28,277,167	$ 25,175,762	$ 24,361,785
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION CONSOLIDATED STATEMENT OF INCOME (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2005 2004	2005 2004
REVENUE
Interest income	$322,406 $218,524	$605,342 $425,162
Interest expense	193,356 76,978	347,397 152,564
Net interest income	129,050 141,546	257,945 272,598
Less: provision for loan losses	(4,799) (3,061)	(5,401) (5,296)
Net interest income after provision for loan losses	124,251 138,485	252,544 267,302
Fee and other income	39,079 5,159	38,298 19,205
Total revenue, net	163,330 143,644	290,842 286,507

OPERATING EXPENSES
Salaries and employee benefits	11,827 8,466	23,240 15,976
Other expenses	28,446 20,836	44,966 42,080
Total operating expenses	40,273 29,302	68,206 58,056
Income before income taxes and extraordinary item	123,057 114,342	222,636 228,451
Income taxes	47,616 44,676	81,059 85,925
Income before extraordinary item	75,441 69,666	141,577 142,526
Gain on extinguishment of trust, net of taxes of $3,448 for the three- and six-month periods ended June 30, 2005	5,465 -	5,465 -
NET INCOME	$80,906 $69,666	$147,042 $142,526

DIVIDENDS DECLARED	$21,600 $18,000	$43,200 $36,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)

Income before extraordinary item	$ 3.78 $ 3.48	$ 7.08 $ 7.13
Extraordinary item	0.27 -	0.27 -
NET INCOME	$ 4.05 $ 3.48	$ 7.35 $ 7.13

DIVIDENDS DECLARED PER COMMON SHARE	$ 1.08 $ 0.90	$ 2.16 $ 1.80

OPERATING RATIOS
Net interest margin	1.92% 2.35%	1.97% 2.29%
Operating expense as a percentage of average managed student loans	0.56% 0.49%	0.49% 0.49%
Return on Equity	26.78% 27.54%	24.91% 29.00%